Exhibit 10.3

August 24, 2015
(As Amended on August 25, 2016 and March 22, 2018)

WCW (Willie) Chiang
[Address]

Re:    Grant of Phantom Units

Dear Willie:

I am pleased to inform you that you have been granted 120,000 Phantom Units as of the above date pursuant to the Company’s PNG Successor Long-Term Incentive Plan (the "Plan"). In addition, in tandem with each Phantom Unit, you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Common Unit of Plains All American Pipeline, L.P. (“PAA” or the “Partnership”) to the holder of such Common Unit. The terms and conditions of this grant are as set forth below.

1.
Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA for each Phantom Unit) as follows: (i) forty percent (40%) shall vest upon the later to occur of the August 2018 Distribution Date and the date on which the Partnership generates distributable cash flow (“DCF”) per common unit on a trailing four quarter basis of at least $2.30; (ii) thirty percent (30%) shall vest upon the later to occur of the August 2019 Distribution Date and the date on which the Partnership generates DCF per common unit on a trailing four quarter basis of at least $2.40 and (iii) thirty percent (30%) shall vest upon the later to occur of the August 2020 Distribution Date and the date on which the Partnership generates DCF per common unit on a trailing four quarter basis of at least $2.50. Any remaining Phantom Units that are not vested by the August 2021 Distribution Date, and any tandem DERs associated with such Phantom Units, shall expire on such date. The DCF per common unit amounts referenced in this paragraph are subject to adjustment in the reasonable discretion of the CEO to account for significant asset sales (and if at such time you are the CEO of the Company, the determination as to whether there shall be any adjustment shall be made by the Board in its sole discretion).

2.	Subject to the further provisions of this Agreement, your DERs shall be payable in cash substantially contemporaneously with each Distribution Date following the date hereof.

3.
The number of Phantom Units subject to this award and any distribution level required for vesting under paragraph 1 above shall be proportionately reduced or increased for any split or reverse split, as applicable, of the Units, or any event or transaction having similar effect.

333 Clay Street, Suite 1600 ■ Houston, Texas 77002 ■ 713/646-4100 or 800-564-3036

4.	Upon vesting of any Phantom Units, an equivalent number of DERs will expire. Any such DERs shall be payable on such Distribution Date prior to their expiration.

5.
Except to the extent modified by either your Employment Letter with the Company dated effective as of July 10, 2015 (the “Employment Letter”) or paragraphs 6 and 7 below, in the event of the termination of your employment with the Company and its Affiliates, all of your then outstanding DERs and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than as a result of a Termination for Cause: (i) any unvested Phantom Units that have satisfied all vesting criteria as of the date of termination but for the passage of time shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (ii) any DERs associated with the unvested, nonforfeitable Phantom Units described in clause (i) shall not be forfeited on the date of termination, but shall be payable and shall expire in accordance with paragraph 4 above; and (iii) any unvested Phantom Units that have satisfied none of the vesting criteria as of the date of termination, and any tandem DERs associated with such Phantom Units, shall automatically be forfeited as of the date of termination.

6.
In the event of termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), your then outstanding Phantom Units and tandem DERs shall not be forfeited on such date, and (i) such DERs shall expire in accordance with paragraph 1 or paragraph 4 above, as applicable, and (ii) such Phantom Units shall vest or expire in accordance with paragraph 1 above; provided, however, that such vesting of Phantom Units shall occur either (x) on the date the Partnership pays the quarterly distribution specified in clause (i), (ii) or (iii) of paragraph 1 (and in the proportion indicated therein) without regard to any requirement for further passage of time or (y) if the relevant quarterly distribution has been paid prior to the date of termination, on the next following Distribution Date. As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 6, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

7.
In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

8.
Upon payment pursuant to a DER, you agree that the Company may withhold any taxes due from your compensation as required by law. Upon vesting of a Phantom Unit, you agree that the Company may withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, (i) the “Company” refers to Plains All American GP LLC; (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day); and (iii) “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership.

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities (taking into account additional authority, responsibilities or duties associated with the initial transition of responsibilities to you, the overall growth of the Partnership or a promotion or lateral transfer accepted by you), or (ii) any other action or inaction that constitutes a material breach of this Agreement by the Company. A termination by you shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i) or (ii) that would constitute a Change in Status within 90 days of the initial existence of the condition, (2) the Company fails to remedy the condition within the 30-day period following such notice and (3) you terminate your employment within 10 days following the end of such 30-day period.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events: (i) Plains GP Holdings, L.P. (“PAGP”) ceases to retain direct or indirect control of the general partner of the Partnership; (ii) PAGP ceases to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company; (iii) any direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions and whether by merger or otherwise) of all or substantially all of the assets of the Partnership, PAGP or the Company to one or more Persons who are not affiliates of PAGP (“third party or parties”), other than a transaction in which the Owner Affiliates (as defined below) continue to beneficially own, directly or indirectly, more than 50% of the issued and outstanding voting securities of such third party or parties immediately following such transaction; (iv) (x) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Owner Affiliates becomes the “beneficial owner” directly or indirectly of 25% or more of the member interest in PAA GP Holdings LLC, a Delaware limited liability company and the general partner of PAGP (“PAGP GP”), and (y) the member interest beneficially owned by such "person" or "group" exceeds the aggregate member interest in PAGP GP beneficially owned, directly or indirectly, by the Owner Affiliates; (v) any Person (other than PAGP or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other “person” or “group,” becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in the Company or 50% or more of the outstanding limited partnership interests of PAGP; or (vi) any Person (other than PAGP or its wholly owned subsidiaries), including any partnership, limited partnership, syndicate or other “person” or “group,” becomes the beneficial owner, directly or indirectly, of 50% or more of the membership interest in PAGP GP.

As used herein, the term “Owner Affiliates” shall mean KAFU Holdings, L.P. and its affiliates, EMG Investment, LLC and its affiliates, Oxy Holding Company (Pipeline), Inc. and its affiliates, Mark Strome and his affiliates, Windy, LLC and its affiliates, PAA Management, L.P. and its affiliates, PAGP and its affiliates, Jay Chernosky, Kipp PAA Trust, Paul Riddle, Russell Clingman, David Humphreys and Philip Trinder.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) substantial failure to perform the duties and responsibilities of your position at an acceptable level as reasonably determined in good faith by the CEO and President-COO of the Company (or if you are the CEO of the Company, by vote of the Board of Directors of the Company excluding you if you are a member thereof) and after written notice specifying such failure in detail and after a reasonable period under the circumstances (determined by the CEO of the Company, or alternatively the Board of Directors, in good faith) such failure has continued without full correction by you, (ii) conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof or any misdemeanor involving moral turpitude, or (iii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case with the specific failure or violation described to you in writing.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Fourth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the "Partnership Agreement").

This award is intended to either (i) qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended, or (ii) comply with the provisions of Section 409A. If it is determined that any payments or benefits to be made or provided under this Agreement do not comply with Section 409A, the parties agree to amend this Agreement or take such other actions as reasonably necessary or appropriate to comply with Section 409A while preserving the economic agreement of the parties.

By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. Copies of the Plan and the Partnership Agreement are available upon request. In the event any provisions of this award conflict with provisions in the Employment Letter, the Employment Letter shall control.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death. Unless you indicate otherwise by checking the appropriate box the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants.

Please execute and return a copy of this grant letter to me and retain a copy for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PAA GP LLC
By: PLAINS AAP, L.P.
By: PLAINS ALL AMERICAN GP LLC

By:	______________________________

Name:	Richard K. McGee

Title:	Executive Vice President & General Counsel

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

□ Check this box only if designation does not apply to prior grants

_____________________________
Signature

Units:     120,000

Dated: ________________________